UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  June 26, 2008

Aspyra, Inc.

(Exact Name of Registrant as Specified in Its Charter)

California	0-12551	95-3353465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26115-A Mureau Road
Calabasas, CA 91302

(Address of Principal Executive Offices) (Zip Code)

(818) 880-6700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2008, Aspyra, Inc.’s (the “Company”) Board of Directors renewed its consulting agreement with MV Advisors II, LLC (“MV Advisors”), a consulting firm of which Mr. John Mutch, the Company’s Chairman of the Board,  is the sole member and Managing Partner.  This agreement replaces the current agreement which was to expire on August 29, 2008.  Under the agreement, MV Advisors will provide strategic consulting services to the Company and will receive an annual fee of $75,000, payable in non-refundable quarterly advances, offset by the amount of any retainer or meeting fees paid to Mr. Mutch for his board service.  In addition, MV Advisors will be paid a success fee based upon the value of certain customer contracts secured by the Company as a result of the efforts of MV Advisors. MV Advisors will also be granted rights to purchase certain offerings of future Company equity securities.  In his capacity as a consultant to the Company through MV Advisors, Mr. Mutch was also awarded a non-qualified stock option under the Company’s 2005 Stock Incentive Plan exercisable for 240,000 shares of the Company’s Common Stock, vesting in equal monthly installments over three years, subject to full acceleration upon a “Change in Control,” as defined in the consulting agreement. The summary of terms of the Company’s engagement of MV Advisors is included as Exhibit 10.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(c)	The following exhibit is being filed with this report:

	10.1	Summary of Terms dated June 26, 2008 for Engagement of MV Advisors II, LLC by Aspyra, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 2, 2008	Aspyra, Inc.

/s/ James Zierick
James Zierick
Chief Executive Officer